EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Laken Avonne Rapier	Joseph Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	LRapier@ashfordinc.com	(212) 827-3772

BRAEMAR HOTELS & RESORTS ADDS HOTEL INDUSTRY VETERAN JAY SHAH TO BOARD OF DIRECTORS
DALLAS, October 7, 2024 – Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that Jay Shah, a seasoned hospitality and real estate executive, has joined the Board of Directors as a new independent director.
“We are excited to welcome Jay to the Braemar Board of Directors,” said Monty J. Bennett, Braemar’s Chairman. “He brings extensive experience in both the lodging industry and public company matters from his many years of executive leadership positions at Hersha. His executive, operational and finance knowledge will make him a valuable addition to our board.”
Mr. Shah, age 56, has been a Senior Advisor to Hersha Hotels & Resorts (“Hersha”) since November 8, 2023 and has been a trustee since 2006. Prior to his role as Senior Advisor, Mr. Shah served as Hersha’s Executive Chairman since January 1, 2023. Prior to his role as Executive Chairman, Mr. Shah served as Hersha’s Chief Executive Officer for 17 years and before that he served as Hersha’s President and Chief Operating Officer.
Mr. Shah serves on Cornell University’s Dean’s Advisory Board for the School of Hotel Administration and is also a member of the American Hotel & Lodging Association’s (“AHLA”) Board of Directors, AHLA Hospitality Investment Roundtable, AHLA Owner’s Roundtable, and the Chief Executives Organization. He serves on the Jefferson University and Hospital System’s CEO advisory board and is a member of the Board of Trustees of both the National Constitution Center and the Philadelphia Museum of Art.

Mr. Shah earned a Bachelor of Science degree from the Cornell University School of Hotel Administration, an MBA from the Temple University Fox School of Business, and a Law degree from Temple University Beasley School of Law.
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Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.